Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated November 20, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Cerence, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2025.
/s/ BDO USA, P.C.
BDO USA, P.C.
Boston, Massachusetts
January 8, 2026